Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-8 pertaining to the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan and to the incorporation by reference therein of our report dated April 7, 2014 (except for Note 19 and Note 22, as to which the date is May 29, 2014), with respect to the consolidated financial statements of Century Communities, Inc. included in its Registration Statement (Form S-1 No. 333-195678) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

July 10, 2014